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                                                                    EXHIBIT 99.1

         CLEAR CHANNEL OUTDOOR TO ACQUIRE INTERSPACE AIRPORT ADVERTISING

San Antonio, Texas (May 22, 2006) - Clear Channel Outdoor Holdings, Inc. (NYSE:
CCO) today announced that it has entered into an agreement to acquire Interspace Services, Inc. ("ISI"), d/b/a Interspace Airport Advertising of Allentown, Pennsylvania, to expand its airport presence in North America, the Caribbean, Latin America and the Pacific Rim. The closing of the transaction is expected to take place in the third quarter and is subject to regulatory approval and other customary closing conditions.

     Terms of the deal include an initial cash purchase price of approximately $94.5 million, the issuance of 4,250,000 shares of Class A Common Stock of Clear Channel Outdoor and an earn-out provision pursuant to which additional consideration may be paid in cash and stock based on ISI meeting certain financial performance targets over the next four years.

Interspace operates airport advertising concessions in more than 190 airports, including approximately 150 small to mid-size airports in the United States, as well as 13 airports in Canada, 13 airports in the Caribbean and Central America, and 20 airports in New Zealand and Australia. Clear Channel Outdoor currently operates advertising concessions in 15 of the largest airports in North America, as well as 39 other airports worldwide.

"Airport traffic is at record levels and the great demographics of this audience are very attractive to most major marketers around the world," said Clear Channel Outdoor's Global President and COO Paul Meyer. "Interspace has built a great company and the finest local sales team in the airport advertising industry. The synergy between Clear Channel Outdoor's very strong national sales organization and Interspace's powerful local sales team will deliver the best possible financial results for all of our airport partners."

"We are very proud of Interspace's talented team, new technology and local sales efforts. Together they have developed programs that have won eleven of the fourteen airport advertising awards given over the past seven years for Innovation, Design, and Airport Revenue Production in the Concessions Contest of our leading airport industry trade association, Airports Council International-North America (ACI-NA)," said Interspace CEO, Marianne Lieberman. "We are convinced that Clear Channel Outdoor's national marketing strength will help our airport programs take another big step forward in generating record breaking revenues and serving these communities."

After the acquisition, Interspace will continue to operate as an independent unit of Clear Channel Outdoor based in Allentown, Pennsylvania with Marianne and Mark Lieberman as co-CEOs. Interspace operates more than 11,000 displays and has more than 140 employees. The company manages more airports in the United States, Canada and the Caribbean than any other firm.

ABOUT CLEAR CHANNEL OUTDOOR

Clear Channel Outdoor is the world's largest outdoor advertising company with over 870,000 displays in more than 50 countries across 6 continents. In the United States, the company operates over 144,000 advertising displays and has a presence in 45 of the top 50 Designated Market Areas. It also operates rail, taxi and mall advertising businesses worldwide. Its Spectacolor (U.S.) and DEFI (international) divisions are the global market leaders in spectacular sign displays, including in New York's Times Square. Clear

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Channel Adshel is the company's international street furniture division, which operates over 3,500 municipal advertising contracts worldwide. More information may be found by visiting www.clearchanneloutdoor.com

Portions of this release may contain forward-looking statements regarding future events and are subject to risks and uncertainties. Clear Channel Outdoor wishes to caution you that there are some factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to: difficulty in integrating the ISI businesses and operations in an efficient and effective manner; challenges in achieving strategic objectives; the risk our markets do not evolve as anticipated; the potential loss of key employees of the acquired businesses; contractual problems; and regulatory issues. The Company refers you to the documents it files from time to time with the Securities and Exchange Commission, specifically the section titled "Item 1A. Risk Factors" of the Company's Annual Reports filed on Form 10-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

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